Exhibit 99.1

Assurant Reports Third Quarter 2012 Financial Results

3Q 2012 Net Operating Income of $128.2 million, $1.55 per diluted share

3Q 2012 Net Income of $126.3 million, $1.52 per diluted share

•	13.6 percent annualized year-to-date operating ROE, excluding AOCI

•	$620 million of corporate capital at quarter-end

•	$127 million returned to shareholders in share repurchases and dividends in 3Q 2012

•	13 percent growth in book value per diluted share, excluding AOCI, since year-end

NEW YORK, Oct. 24, 2012 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the third quarter ended Sept. 30, 2012.

“We are pleased with our results this quarter, especially with the progress we are making in areas targeted for growth,” said Robert B. Pollock, president and CEO of Assurant. “We took actions to adapt to evolving consumer and client needs, returned capital to shareholders through dividends and share repurchases and delivered a solid quarter.”

Third Quarter 2012 Consolidated Results

•

Net operating income[1] increased to $128.2 million, or $1.55 per diluted share, compared to third quarter 2011 net operating income of $73.7 million, or $0.77 per diluted share, primarily due to improved results at Assurant Specialty Property. Third quarter 2012 results included reportable catastrophe losses of $17.9 million, compared to $52.3 million in third quarter 2011 at Assurant Specialty Property.

•

Net income increased to $126.3 million, or $1.52 per diluted share, compared to third quarter 2011 net income of $74.0 million, or $0.77 per diluted share. Third quarter 2012 net income reflects lower reportable catastrophe losses compared to third quarter 2011.

•	Net earned premiums, fees and other income were $2.0 billion, up 4 percent compared to third quarter 2011, reflecting continued growth at Assurant Solutions and Assurant Specialty Property.

•	Net investment income decreased to $169.4 million, compared to $172.2 million in third quarter 2011 as investment yields declined.

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Reconciliation of Net Operating Income to Net Income

(UNAUDITED)	3Q	3Q	9 Months	9 Months
(dollars in millions, net of tax)	2012	2011	2012	2011
Assurant Solutions	$36.7	$33.7	$120.5	$109.8
Assurant Specialty Property	89.4	43.4	294.7	188.4
Assurant Health	11.3	5.8	51.8	18.1
Assurant Employee Benefits	13.2	13.6	40.9	28.6
Corporate and other	(15.6)	(16.3)	(43.6)	(38.9)
Amortization of deferred gain on disposal of businesses	3.0	3.3	9.0	10.0
Interest expense	(9.8)	(9.8)	(29.4)	(29.4)

Net operating income	128.2	73.7	443.9	286.6

Adjustments:
Net realized gains on investments	5.5	0.3	22.2	13.2
Change in tax valuation allowance	—	—	—	80.0
Change in tax liabilities	(7.4)	—	(7.4)	—

Net income	$126.3	$74.0	$458.7	$379.8

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last seven quarters (page 20), is available in the Company’s Financial Supplement, located in the Investor Relations section of www.assurant.com.

Assurant Solutions

(in millions)	3Q12	3Q11	% Change	9M12	9M11	% Change
Net operating income	$36.7	$33.7	9%	$120.5	$109.8	10%
Net earned premiums, fees and other	$752.6	$670.8	12%	$2,173.7	$2,012.3	8%

•	Net operating income in third quarter 2012 increased primarily due to growth in domestic service contracts and improved results in Latin America.

•

Net earned premiums, fees and other income increased in the quarter reflecting growth in both domestic and international premiums. Domestic premiums increased due to service contract growth among new and existing automotive and retail clients. International premiums increased primarily due to growth in Latin America across all product lines including mobile. Fee income increased from preneed sales as well as growth in domestic service contracts.

•

Gross written premiums and face sales increased in third quarter 2012 primarily reflecting growth in domestic service contracts from new and existing automotive and retail clients. Preneed sales in the U.S. and Canada also increased.

•

Domestic combined ratio for the quarter decreased to 97.0 percent, compared to 99.4 percent in third quarter 2011, reflecting improved loss experience in the service contract business and a favorable $4.0 million pre-tax client-related settlement. Absent this item, the domestic combined ratio would have been 97.8 percent.

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•

International combined ratio for third quarter 2012 increased to 103.4 percent from 102.2 percent in third quarter 2011. Results included a $3.8 million pre-tax expense for tax liabilities in Germany. Absent this charge, the international combined ratio would have been 101.9 percent primarily reflecting more favorable results in Latin America and Europe.

Assurant Specialty Property

(in millions)	3Q12	3Q11	% Change	9M12	9M11	% Change
Net operating income	$89.4	$43.4	106%	$294.7	$188.4	56%
Net earned premiums, fees and other	$544.9	$498.0	9%	$1,568.7	$1,466.3	7%

•

Net operating income increased in third quarter 2012 primarily due to lower reportable catastrophe losses of $17.9 million, compared to $52.3 million in third quarter 2011. Results benefited from growth in loan portfolios from both new and existing clients in lender-placed homeowners as well as increased revenue in multi-family housing products.

•

Net earned premiums, fees and other income increased in third quarter 2012 primarily due to growth in lender-placed loan portfolios and placement rates, as well as growth in multi-family housing products. Fees increased primarily from growth in resident bond products.

•

Combined ratio improved to 79.8 percent in third quarter 2012, compared to 92.4 percent in third quarter 2011. Results reflected lower reportable catastrophe losses and lower non-catastrophe weather-related losses compared to third quarter 2011.

Assurant Health

(in millions)	3Q12	3Q11	% Change	9M12	9M11	% Change
Net operating income	$11.3	$5.8	95%	$51.8	$18.1	185%
Net earned premiums, fees and other	$405.0	$438.0	(8)%	$1,230.9	$1,307.4	(6)%

•	Net operating income increased in third quarter 2012 due to favorable loss experience and lower expenses.

•

Net earned premiums, fees and other income decreased for the quarter reflecting fewer insured lives in small employer group and individual major medical. Growth in supplemental and affordable choice products partially offset the decline.

•

Sales decreased in third quarter 2012 due to a decline in small employer group sales. Improvement in individual medical sales, including affordable choice, supplemental and major medical products, partially offset the decline.

Assurant Employee Benefits

(in millions)	3Q12	3Q11	% Change	9M12	9M11	% Change
Net operating income	$13.2	$13.6	(3)%	$40.9	$28.6	43%
Net earned premiums, fees and other	$259.7	$277.1	(6)%	$784.4	$821.4	(4)%

•

Net operating income decreased in third quarter 2012. Results reflected a slight increase in disability loss experience and lower net investment income. Favorable dental loss experience improved results.

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•

Net earned premiums, fees and other income declined in third quarter 2012 due to the previously disclosed loss of two disability clients. Third quarter 2011 results benefited from a $5 million single premium transaction. Voluntary insurance premiums increased compared to third quarter 2011.

•	Sales increased for the quarter, including growth in voluntary product sales. Voluntary products continued to account for approximately half of all sales.

Corporate & Other

(in millions)	3Q12	3Q11	% Change	9M12	9M11	% Change
Net operating loss	$(15.6)	$(16.3)	4%	$(43.6)	$(38.9)	(12)%

•	Net operating loss for the quarter decreased slightly reflecting lower banking fees.

Capital Position

•

Corporate capital stood at approximately $620 million as of Sept. 30, 2012. Excluding a $250 million risk buffer, deployable capital totaled approximately $370 million. Year-to-date, the business segments have paid approximately $390 million of dividends to the holding company.

•

Share repurchases and dividends totaled $127.1 million for third quarter 2012. Assurant repurchased 3.1 million shares of its common stock for $109.8 million during the quarter. Through Oct. 19, 2012, the Company repurchased an additional 585,000 shares for $23.0 million, and has $515.5 million remaining in the current repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.4 billion at Sept. 30, 2012, up $54 million from Dec. 31, 2011.

•

Book value per diluted share[2], excluding AOCI, increased 13 percent to $53.70 from $47.34 at Dec. 31, 2011. AOCI increased $301.3 million to $858.9 million as of Sept. 30, 2012 from $557.6 million at Dec. 31, 2011.

•	Annualized operating return on average equity (ROE)[3], excluding AOCI, was 13.6 percent for the first nine months of 2012 compared to full-year operating ROE, excluding AOCI, of 10.1 percent in 2011.

•

Total assets as of Sept. 30, 2012 were approximately $28.2 billion. The ratio of debt to total capital[4], excluding AOCI, declined to 18.2 percent at Sept. 30, 2012 from 18.4 percent at Dec. 31, 2011. The ratio of invested assets to equity decreased to 2.8 compared to 2.9 at Dec. 31, 2011.

Other Items

•

As previously disclosed, the Company adopted amendments to existing guidance on accounting for deferred acquisition costs on Jan. 1, 2012. This guidance was adopted retrospectively and has been applied to all prior financial information. As of Jan. 1, 2012, beginning stockholders’ equity was reduced by approximately $153 million, or 3 percent. The equity adjustment was non-cash and affected only GAAP financial statements.

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Company Outlook

Based on current market conditions, the Company now expects for full-year 2012:

•

Assurant Solutions to achieve modest growth in net earned premiums and fees, reflecting increased sales in domestic service contracts and all international product lines. Expense management efforts to continue. Excluding disclosed items, combined ratios for both international and domestic to be near targets of 102.0 percent and 98.0 percent, respectively.

•

Assurant Specialty Property’s net earned premiums and fees to increase compared to 2011, reflecting additional loan portfolios from new and existing clients and growth in multi-family housing products. Expense and non-catastrophe loss ratios to remain consistent with year-to-date average. The recently disclosed lender-placed homeowners rate reduction in California to be implemented next year with no impact on 2012 results.

•

Assurant Health’s net operating income, excluding non-recurring items, to improve from 2011 due to favorable loss experience and continued expense savings. Overall net earned premiums to decline reflecting product mix changes as well as fewer small employer group and individual major medical insured lives. Increased sales of individual medical products including individual major medical, affordable choice and supplemental products to be offset by declines in small employer group sales.

•

Assurant Employee Benefits results to reflect lower overall net earned premiums primarily due to a $40 million reduction in premiums from the previously disclosed loss of two assumed disability clients. Voluntary and supplemental net earned premiums to grow.

•	Corporate & Other full-year 2012 net operating loss to be $60-$65 million primarily due to additional investment in targeted growth areas.

•

Capital Deployment to enhance risk-adjusted returns through continued share repurchases, dividends and selective investments in growth. By year-end 2012, dividends from the business segments to Corporate to at least equal operating income.

Earnings Conference Call

•

The third quarter 2012 earnings conference call and webcast will be held on Thurs., Oct. 25, 2012 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant provides debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; solar project insurance; lender-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $28 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

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Media Contact:	Investor Relations Contacts:

Vera Carley	Francesca Luthi	Suzanne Shepherd
Director, Media Relations and	Senior Vice President	Director
Financial Communications	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7197	Phone: 212-859-7062
vera.carley@assurant.com	francesca.luthi@assurant.com	suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(ii)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting the lender-placed insurance business, that could require us to reduce premium rates or result in increases in the claims we pay or in other expenses;

(iii)	loss of significant client relationships, distribution sources and contracts;

(iv)	failure to attract and retain sales representatives;

(v)	losses due to natural and man-made catastrophes;

(vi)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(vii)	deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill;

(viii)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

(ix)	current or new laws and regulations that could increase our costs and decrease our revenues;

(x)	general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, monetary policies, unemployment and inflationary pressure);

(xi)	inadequacy of reserves established for future claims;

(xii)	failure to predict or manage benefits, claims and other costs;

(xiii)	uncertain tax positions;

(xiv)	fluctuations in exchange rates and other risks related to our international operations;

(xv)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

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(xvi)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments and increases in interest rates);

(xvii)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xviii)	inability of reinsurers to meet their obligations;

(xix)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xx)	failure to effectively maintain and modernize our information systems and protect them from cyber-security threats;

(xxi)	risks related to outsourcing activities;

(xxii)	failure to protect client information and privacy;

(xxiii)	failure to find and integrate suitable acquisitions and new ventures;

(xxiv)	inability of our subsidiaries to pay sufficient dividends;

(xxv)	failure to provide for succession of senior management and key executives;

(xxvi)	significant competitive pressures in our businesses; and

(xxvii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2011 Annual Report on Form 10-K, Second Quarter Form 10-Q and upcoming Third Quarter Form 10-Q, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholder value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $64.26 and $53.46 as of Sept. 30, 2012 and Dec. 31, 2011, respectively, as shown in the reconciliation table below.

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	3Q	4Q
	2012	2011
Book value per diluted share (excluding AOCI)	$53.70	$47.34
Change due to effect of including AOCI	10.56	6.12

Book value per diluted share	$64.26	$53.46

(3)	Assurant uses annualized operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be annualized GAAP ROE, defined as net income, for the period presented, divided by average stockholders’ equity for the period and then the return is annualized, if necessary. Consolidated annualized GAAP ROE for the three and nine months ended Sept. 30, 2012 was 9.8 percent and 12.1 percent, respectively, as shown in the following reconciliation table.

	3Q	9 Months
	2012	2012
Annualized operating return on average equity (excluding AOCI)	11.8%	13.6%
Net realized gains on investments	0.5%	0.7%
Change in tax liabilities	(0.7)%	(0.2)%
Change due to effect of including AOCI	(1.8)%	(2.0)%

Annualized GAAP return on average equity	9.8%	12.1%

(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt (which would include mandatorily redeemable preferred stock, if any) divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of Sept. 30, 2012 and Dec. 31, 2011 was 15.7 percent and 16.6 percent, respectively, as shown in the following reconciliation table.

	3Q	4Q
	2012	2011
Debt to total capital ratio (excluding AOCI)	18.2%	18.4%
Change due to effect of including AOCI	(2.5)%	(1.8)%

Debt to total capital ratio	15.7%	16.6%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

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Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Nine Months Ended Sept. 30, 2012 and 2011

	3Q	3Q	9 Months	9 Months
	2012	2011	2012	2011
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums and other considerations	$1,838,481	$1,777,315	$5,407,778	$5,307,635
Net investment income	169,433	172,176	541,042	517,893
Net realized gains on investments	8,460	532	34,179	20,355
Amortization of deferred gain on disposal of businesses	4,600	5,114	13,817	15,353
Fees and other income	124,106	106,578	350,478	300,037

Total revenues	2,145,080	2,061,715	6,347,294	6,161,273

Benefits, losses and expenses
Policyholder benefits	895,480	997,431	2,623,865	2,877,303
Selling, underwriting, general and administrative expenses	1,025,903	936,783	2,955,273	2,781,195
Interest expense	15,078	15,078	45,228	45,284

Total benefits, losses and expenses	1,936,461	1,949,292	5,624,366	5,703,782

Income before provision for income taxes	208,619	112,423	722,928	457,491
Provision for income taxes	82,331	38,386	264,210	77,687

Net income	$126,288	$74,037	$458,718	$379,804

Net income per share:
Basic	$1.54	$0.78	$5.35	$3.87
Diluted	$1.52	$0.77	$5.30	$3.84

Dividends per share	$0.21	$0.18	$0.60	$0.52

Share data:
Basic weighted average shares outstanding	82,156,838	95,351,601	85,723,387	98,065,082

Diluted weighted average shares outstanding	82,959,453	96,303,012	86,598,708	98,960,712

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Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At Sept. 30, 2012 and Dec. 31, 2011

	September 30,	December 31,
	2012	2011
	(in thousands)
Assets
Investments and cash and cash equivalents	$15,836,935	$15,192,878
Reinsurance recoverables	5,490,610	5,411,064
Deferred acquisition costs	2,760,365	2,492,857
Goodwill	640,934	639,097
Assets held in separate accounts	1,765,818	1,694,729
Other assets	1,674,961	1,589,237

Total assets	$28,169,623	$27,019,862

Liabilities
Policyholder benefits and claims payable	$11,842,147	$11,796,325
Unearned premiums	5,896,673	5,482,017
Debt	972,368	972,278
Liabilities related to separate accounts	1,765,818	1,694,729
Deferred gain on disposal of businesses	120,215	134,033
Accounts payable and other liabilities	2,342,789	2,066,530

Total liabilities	22,940,010	22,145,912

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,370,754	4,316,374
Accumulated other comprehensive income	858,859	557,576

Total stockholders’ equity	5,229,613	4,873,950

Total liabilities and stockholders’ equity	$28,169,623	$27,019,862